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                              Chapman and Cutler
                            111 West Monroe Street
                         Chicago, Illinois  60603-4080


                              December 9, 1996


ND Holdings, Inc.
1 North Main
Minot, North Dakota  58703

Heartland Group, Inc.
790 North Milwaukee Street
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

     We are representing Ranson Managed Portfolios, an unincorporated business trust organized under the laws of Massachusetts ("Ranson"), acting on behalf of the Nebraska Municipal Fund (the "Ranson Fund"), in connection with the proposed transfer of all of the assets and the stated liabilities of the Heartland Nebraska Tax Free Fund (the "Heartland Fund"), a separate series of the Heartland Group, Inc., a Maryland corporation (the "Heartland Group"), to the Ranson Fund in exchange for the issuance to the Heartland Fund of Ranson Fund shares, followed by the pro rata distribution of such shares to the Heartland Fund shareholders in liquidation of the Heartland Fund (the "Reorganization"), pursuant to the Reorganization Agreement, as hereinafter defined. We understand that the following steps have been or will be taken in order to accomplish the
Reorganization:

          (a) On the Closing Date (as defined in the Reorganization Agreement), the Heartland Fund will assign, deliver and otherwise transfer all of its assets to the Ranson Fund and the Ranson Fund will in exchange therefor assume all of the stated liabilities of the Heartland Fund and deliver to the Heartland Fund shares of the Ranson Fund.

          (b) In the Reorganization, the Heartland Fund will distribute the Ranson Fund shares received to the shareholders of the Heartland Fund and thereupon the Heartland Fund will liquidate. Upon liquidation of the Heartland Fund, all issued and outstanding shares of the Heartland Fund will be canceled on the Heartland Fund's books and the Heartland Fund shareholders will have no further rights as such shareholders.

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          (c) The number of Ranson Fund shares (including fractional shares, if any) to be issued will be determined by dividing the value of the Heartland Fund assets, net of the liabilities assumed by the Ranson Fund, by the net asset value of a Ranson Fund share.

          (d) Pursuant to the Reorganization Agreement, at the Closing Date, the Ranson Fund will succeed to all of the assets and stated liabilities of the Heartland Fund.

          (e) Ranson Capital Corporation will pay all expenses of the Heartland Fund that are solely and directly related to the Reorganization (subject to the limitations set forth in the Reorganization Agreement and the Agreement for Sale and Purchase of Certain Assets of the Heartland Advisors, Inc.), but will not pay any other expenses of the Heartland Fund. The shareholders of the Ranson Fund and the Heartland Fund will pay their respective expenses, if any, involved in connection with the Reorganization.

     In connection with the Reorganization, we have reviewed an executed counterpart of the Agreement and Plan of Reorganization (the "Reorganization Agreement") by and between Ranson, acting on behalf of the Ranson Fund, and the Heartland Group, acting on behalf of the Heartland Fund, dated as of September 20, 1996, and, in rendering the opinions set forth herein, with your permission and with the consent of the Ranson Fund, we have assumed that the facts and representations contained in letters to us from the Ranson Fund and the Heartland Group, acting on behalf of the Heartland Fund, both dated
December 9, 1996, were true and correct when made and will remain true and correct as of the Effective Time and, as to representations qualified by the knowledge of the management of the Heartland Group and the Ranson Fund, the underlying facts as of the Effective Time will be consistent with such knowledge.

     Based upon the foregoing and an examination of such matters of law as we have deemed necessary, we are of the opinion that:

          (1) the Reorganization will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Code, and Heartland Fund and Ranson Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) no gain or loss will be recognized by the Ranson Fund on its receipt of all of the assets of the Heartland Fund in exchange for shares of the Ranson Fund and the assumption by the Ranson Fund of all the stated liabilities of the Heartland Fund;

          (3) no gain or loss will be recognized by the Heartland Fund on its transfer of all of its assets to the Ranson Fund solely in exchange for shares of the Ranson Fund and the assumption by the Ranson Fund of all the stated liabilities of the Heartland Fund;

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          (4) no income, gain or loss will be recognized by a shareholder of
     Heartland Fund upon the receipt of Ranson Fund shares in exchange for their shares of Heartland Fund;

          (5) the adjusted tax basis of the Ranson Fund shares received by a shareholder of Heartland Fund pursuant to the Reorganization will equal the adjusted tax basis of the shares of Heartland Fund surrendered in exchange therefor;

          (6) the holding period of the Ranson Fund shares received by a shareholder of Heartland Fund in the Reorganization will include the period during which the shares of Heartland Fund surrendered in exchange therefor were held, provided that the shareholder held such Heartland Fund shares as capital assets on the Closing Date;

          (7) the basis of the assets of the Heartland Fund in the hands of the Ranson Fund will be the same as the basis of such assets in the hands of the Heartland Fund immediately prior to the Reorganization; and

          (8) the holding period of the Heartland Fund assets in the hands of the Ranson Fund will include the holding period of those assets in the hands of the Heartland Fund immediately prior to the Reorganization.

     An opinion of counsel is predicated upon all the facts and conditions as set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is neither a guarantee of the current status of the law nor should it be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Our opinion is limited to the specific matters expressed herein and no further opinions are intend to be (or should be) inferred therefrom. We are admitted to practice law in the State of Illinois. The opinions set forth herein are limited to the federal laws of the United States.

     We hereby consent to the references to this opinion in Post-Effective Amendment No. 1 to Ranson Fund's Registration Statement on Form N-14 as initially filed with the Securities and Exchange Commission on September 23, 1996 and to the filing of a form of this opinion as an exhibit thereto.

                                       Very truly yours,


                                       Chapman and Cutler

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